Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

FOURTH QUARTER 2023 FINANCIAL RESULTS AND 2024 OUTLOOK

•
Fourth Quarter Revenue was $478.8 million, a 6.1% increase over the prior year
o
Gross margin increased 15.3% to $148.4 million, compared to Q4 2022
•
Fourth Quarter Net loss was $25.7 million, compared to net loss of $237.8 million in the comparable prior year period
o
Adjusted EBITDA was $38.7 million, a 30.4% increase as compared to the prior year quarter
•
Expect Full Year 2024 Revenue between $1,960 million and $1,980 million and Adjusted EBITDA between $146 million and $150 million

Atlanta, Georgia (March 14, 2024) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three-month period and fiscal year ended December 30, 2023.

Jeff Shaner, Chief Executive Officer, commented “Our fourth quarter results reflect the substantial progress we have made in 2023, highlighted by revenue and Adjusted EBITDA growth of 6.1% and 30.4% respectively, when compared to the prior year period. These strong results re-affirm our strategy to transform our business with an emphasis on expanding our position as a leading, value-based homecare provider. Enhanced payor partnerships allow us to further invest in our caregivers and deliver more care to more patients in need. We are delivering high-quality outcomes to our patients at an exceptional value to our government and payor partners. I am proud of our team's efforts and the solid results they produced for the fourth quarter and full year 2023. We are excited to carry this momentum into the new year which supports our outlook for the full year 2024.”

Three-Month Periods Ended December 30, 2023 and December 31, 2022

Revenue was $478.8 million for the three-month period ended December 30, 2023, as compared to $451.1 million for the three-month period ended December 31, 2022, an increase of $27.7 million, or 6.1%. The overall increase in revenue was attributable to a $22.2 million increase in Private Duty Services (“PDS”) segment revenue and a $6.1 million increase in Medical Solutions ("MS") segment revenue, offset by a $0.6 million decrease in Home Health & Hospice (“HHH”) segment revenue over the comparable quarter.

Gross margin was $148.4 million, or 31.0% of revenue, for the three months ended December 30, 2023, as compared to $128.8 million, or 28.5% of revenue, for the three months ended December 31, 2022, an increase of $19.7 million, or 15.3%.

Net loss was $25.7 million for the fourth quarter of 2023, as compared to net loss of $237.8 million for the fourth quarter of 2022, primarily attributable to a $205.1 million non-cash goodwill impairment charge recorded in the fourth quarter of 2022. Net loss per diluted share was $(0.13) for the fourth quarter of 2023, as compared to net loss per diluted share of $(1.28) for the fourth quarter of 2022. Adjusted net loss per diluted share was $(0.02) for the fourth quarter of 2023, as compared to adjusted net loss per diluted share of $(0.03) for the fourth quarter of 2022.

Adjusted EBITDA was $38.7 million, or 8.1% of revenue, for the fourth quarter of 2023, as compared to $29.7 million, or 6.6% of revenue, for the fourth quarter of 2022, an increase of $9.0 million or 30.4%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Fiscal Years Ended December 30, 2023 and December 31, 2022

Revenue was $1,895.2 million for the fiscal year ended December 30, 2023, as compared to $1,787.6 million for the fiscal year ended December 31, 2022, an increase of $107.6 million, or 6.0%. The overall increase in revenue was attributable to a $103.7 million increase in the PDS segment revenue and a $17.8 million increase in the MS segment revenue, partially offset by a $14.0 million decrease in the HHH segment revenue over the comparable period.

Gross margin was $595.4 million, or 31.4% of revenue, for the fiscal year ended December 30, 2023, as compared to $553.2 million, or 30.9% of revenue, for the fiscal year ended December 31, 2022, an increase of $42.2 million, or 7.6%.

Net loss was $134.5 million for fiscal year 2023, as compared to net loss of $662.0 million for fiscal year 2022, primarily attributable to the difference in non-cash goodwill impairment charges recorded in the respective periods. Net loss per diluted share was $(0.71) for fiscal year 2023, as compared to net loss per diluted share of $(3.57) for fiscal year 2022. Adjusted net loss per diluted share was $(0.11) for fiscal year 2023, as compared to adjusted net income per diluted share of $0.00 for fiscal year 2022.

Adjusted EBITDA was $139.2 million, or 7.3% of revenue, for fiscal year 2023, as compared to $129.3 million, or 7.2% of revenue, for fiscal year 2022 an increase of $9.9 million or 7.6%.

Liquidity, Cash Flow, and Debt

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As of December 30, 2023, we had cash of $43.9 million and incremental borrowing capacity of $20.0 million under our securitization facility. Our revolver was undrawn, with approximately $168.1 million of borrowing capacity and approximately $31.9 million of outstanding letters of credit.
•
Fiscal year-to-date 2023 net cash provided by operating activities was $22.7 million. Free cash flow was $12.5 million for year-to-date 2023. See “Non-GAAP Financial Measures - Free cash flow” below.
•
As of December 30, 2023 we had bank debt of $1,469.8 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
o
$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
o
$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

Matt Buckhalter, Chief Financial Officer, commented “I am pleased with the continued execution of our 2023 strategic initiatives during the fourth quarter. Aveanna’s performance is highlighted by the 6.1% growth in revenue and 30.4% growth in Adjusted EBITDA as compared to prior year period. The continued efforts of our strategic initiatives have positively impacted our cash flow from operations in 2023. The success of our preferred payor and government partner strategy gives us confidence in the momentum we carry into 2024.”

Full Year 2024 Guidance

•
Revenue of between $1,960 million and $1,980 million

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

•
Adjusted EBITDA of between $146 million and $150 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income or loss, Adjusted net income or loss per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in the financial tables below.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income (loss). Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income (loss) before interest expense, net; income tax benefit (expense); and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; COVID-19 related costs; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net (loss) income and Adjusted net (loss) income per diluted share

Adjusted net (loss) income represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, COVID-related costs net of reimbursement, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net (loss) income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net (loss) income per diluted share represents adjusted net (loss) income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net (loss) income and adjusted net (loss) income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well as cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, March 14, 2024, at 10:00 a.m. Eastern Time to discuss our fourth quarter and fiscal year 2023 results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until March 21, 2023, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13740762. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, the failure to retain or attract employees, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, changes in the case-mix of our patients, as well as the payor mix and payment methodologies, legal proceedings, claims or governmental inquiries, our ability to effectively collect and submit data required under Electronic Visit Verification regulations, our ability to comply with the terms and conditions of the CMS Review Choice Demonstration program, our ability to effectively implement and transition to new electronic medical record systems or billing and collection systems, a failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach, changes in tax rates, our substantial indebtedness, the impact of adverse weather, the impact to our business operations, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2023 fiscal year filed with the Securities and Exchange Commission on March 14, 2024, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 33 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the fiscal years ended
(dollars in thousands)	December 30, 2023	December 31, 2022
Net cash provided by (used in) operating activities	$22,672	$(48,402)
Net cash used in investing activities	$(8,794)	$(25,291)
Net cash provided by financing activities	$10,847	$62,420
Cash and cash equivalents at beginning of period	$19,217	$30,490
Cash and cash equivalents at end of period	$43,942	$19,217

The following table presents our long-term indebtedness as of December 30, 2023:

(dollars in thousands)
Instrument	Interest Rate	December 30, 2023
2021 Extended Term Loan (1)	S + 3.75%	$899,750
Second Lien Term Loan (1)	S + 7.00%	415,000
Revolving Credit Facility (1)	S + 3.75%	-
Securitization Facility	S + 3.50%	155,000
Total indebtedness		$1,469,750
(1) S = Greater of 0.50% or one-month SOFR, plus a CSA

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the fiscal years ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Revenue	$478,841	$451,147	$1,895,209	$1,787,645
Cost of revenue, excluding depreciation and amortization	330,393	322,372	1,299,777	1,234,418
Branch and regional administrative expenses	87,011	89,947	360,978	357,230
Corporate expenses	28,299	31,880	113,034	137,864
Goodwill impairment	-	205,139	105,136	675,346
Depreciation and amortization	3,284	4,539	13,778	21,313
Acquisition-related costs	-	30	466	99
Other operating expense (income)	561	1,698	(6,032)	3,651
Operating income (loss)	29,293	(204,458)	8,072	(642,276)
Interest income	89	310	327	679
Interest expense	(39,704)	(33,975)	(153,246)	(107,720)
Other (expense) income	(21,273)	(1,020)	5,851	85,503
Loss before income taxes	(31,595)	(239,143)	(138,996)	(663,814)
Income tax benefit	5,859	1,364	4,472	1,780
Net loss	$(25,736)	$(237,779)	$(134,524)	$(662,034)
Net loss per share:
Net loss per share, basic and diluted	$(0.13)	$(1.28)	$(0.71)	$(3.57)
Weighted average shares of common stock outstanding, basic and diluted	190,928	186,166	189,956	185,553

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$478,841	$451,147	$27,694	6.1%
Cost of revenue, excluding depreciation and amortization	330,393	322,372	8,021	2.5%
Gross margin	$148,448	$128,775	$19,673	15.3%
Gross margin percentage	31.0%	28.5%
Branch and regional administrative expenses	87,011	89,947	(2,936)	-3.3%
Field contribution	$61,437	$38,828	$22,609	58.2%
Field contribution margin	12.8%	8.6%
Corporate expenses	$28,299	$31,880	$(3,581)	-11.2%
As a percentage of revenue	5.9%	7.1%
Operating income (loss)	$29,293	$(204,458)	$233,751	114.3%
As a percentage of revenue	6.1%	-45.3%

	For the fiscal years ended
(dollars in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$1,895,209	$1,787,645	$107,564	6.0%
Cost of revenue, excluding depreciation and amortization	1,299,777	1,234,418	65,359	5.3%
Gross margin	$595,432	$553,227	$42,205	7.6%
Gross margin percentage	31.4%	30.9%
Branch and regional administrative expenses	360,978	357,230	3,748	1.0%
Field contribution	$234,454	$195,997	$38,457	19.6%
Field contribution margin	12.4%	11.0%
Corporate expenses	$113,034	$137,864	$(24,830)	-18.0%
As a percentage of revenue	6.0%	7.7%
Operating income (loss)	$8,072	$(642,276)	$650,348	101.3%
As a percentage of revenue	0.4%	-35.9%

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$383,446	$361,270	$22,176	6.1%
Cost of revenue, excluding depreciation and amortization	279,870	269,374	10,496	3.9%
Gross margin	$103,576	$91,896	$11,680	12.7%
Gross margin percentage	27.0%	25.4%		1.6%	(4)
Hours	10,080	9,593	487	5.1%
Revenue rate	$38.04	$37.66	$0.38	1.0%	(1)
Cost of revenue rate	$27.76	$28.08	$(0.32)	-1.2%	(2)
Spread rate	$10.28	$9.58	$0.70	7.6%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$54,103	$54,726	$(623)	-1.1%
Cost of revenue, excluding depreciation and amortization	26,573	31,788	(5,215)	-16.4%
Gross margin	$27,530	$22,938	$4,592	20.0%
Gross margin percentage	50.9%	41.9%		9.0%	(4)
Home health total admissions (5)	9.2	11.0	(1.8)	-16.4%
Home health episodic admissions (6)	6.8	6.9	(0.1)	-1.4%
Home health total episodes (7)	11.3	11.4	(0.1)	-0.9%
Home health revenue per completed episode (8)	$3,064	$3,009	$55	1.8%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$41,292	$35,151	$6,141	17.5%
Cost of revenue, excluding depreciation and amortization	23,950	21,210	2,740	12.9%
Gross margin	$17,342	$13,941	$3,401	24.4%
Gross margin percentage	42.0%	39.7%		2.3%	(4)
Unique patients served (“UPS”)	90	83	7	8.4%
Revenue rate	$458.80	$423.51	$35.29	9.1%	(1)
Cost of revenue rate	$266.11	$255.54	$10.57	4.5%	(2)
Spread rate	$192.69	$167.97	$24.72	16.0%	(3)

	PDS
	For the fiscal years ended
(dollars and hours in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$1,518,811	$1,415,105	$103,706	7.3%
Cost of revenue, excluding depreciation and amortization	1,095,091	1,022,640	72,451	7.1%
Gross margin	$423,720	$392,465	$31,255	8.0%
Gross margin percentage	27.9%	27.7%		0.2%	(4)
Hours	39,818	38,461	1,357	3.5%
Revenue rate	$38.14	$36.79	$1.35	3.8%	(1)
Cost of revenue rate	$27.50	$26.59	$0.91	3.6%	(2)
Spread rate	$10.64	$10.20	$0.44	4.5%	(3)

	HHH
	For the fiscal years ended
(dollars and admissions/episodes in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$218,628	$232,584	$(13,956)	-6.0%
Cost of revenue, excluding depreciation and amortization	113,762	130,721	(16,959)	-13.0%
Gross margin	$104,866	$101,863	$3,003	2.9%
Gross margin percentage	48.0%	43.8%		4.2%	(4)
Home health total admissions (5)	40.1	49.0	(8.9)	-18.2%
Home health episodic admissions (6)	28.6	30.2	(1.6)	-5.3%
Home health total episodes (7)	45.5	48.5	(3.0)	-6.2%
Home health revenue per completed episode (8)	$3,032	$2,987	$45	1.5%

	MS
	For the fiscal years ended
(dollars and UPS in thousands)	December 30, 2023	December 31, 2022	Change	% Change
Revenue	$157,770	$139,956	$17,814	12.7%
Cost of revenue, excluding depreciation and amortization	90,924	81,057	9,867	12.2%
Gross margin	$66,846	$58,899	$7,947	13.5%
Gross margin percentage	42.4%	42.1%		0.3%	(4)
Unique patients served (“UPS”)	348	320	28	8.8%
Revenue rate	$453.36	$437.36	$16.00	3.9%	(1)
Cost of revenue rate	$261.28	$253.30	$7.98	3.4%	(2)
Spread rate	$192.09	$184.06	$8.02	4.7%	(3)

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and fee-for-service admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents Medicare revenue per completed episode.

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Gross margin	$148,448	$128,775	$595,432	$553,227
Branch and regional administrative expenses	87,011	89,947	360,978	357,230
Field contribution	$61,437	$38,828	$234,454	$195,997
Revenue	$478,841	$451,147	$1,895,209	$1,787,645
Field contribution margin	12.8%	8.6%	12.4%	11.0%

The following table reconciles net loss to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net loss	$(25,736)	$(237,779)	$(134,524)	$(662,034)
Interest expense, net	39,615	33,665	152,919	107,041
Income tax expense (benefit)	(5,859)	(1,364)	(4,472)	(1,780)
Depreciation and amortization	3,284	4,539	13,778	21,313
EBITDA	11,304	(200,939)	27,701	(535,460)
Goodwill, intangible and other long-lived asset impairment	723	206,827	107,945	679,019
Non-cash share-based compensation	3,014	1,785	13,158	15,893
Interest rate derivatives (1)	21,253	801	(5,612)	(85,265)
Acquisition-related costs (2)	-	30	466	99
Integration costs (3)	579	1,300	2,310	17,793
Legal costs and settlements associated with acquisition matters (4)	47	697	(4,749)	4,082
COVID-related costs, net of reimbursement (5)	-	-	-	5,087
Restructuring (6)	2,318	4,626	8,051	6,775
Other legal matters (7)	96	12,240	(4,904)	12,240
Other system transition costs, professional fees and other (8)	(671)	2,291	(5,176)	9,059
Total adjustments	$27,359	$230,597	$111,489	$664,782
Adjusted EBITDA	$38,663	$29,658	$139,190	$129,322

The following table reconciles net loss to adjusted net (loss) income and presents adjusted net (loss) income per diluted share:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands, except share and per share data)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net loss	$(25,736)	$(237,779)	$(134,524)	$(662,034)
Income tax expense (benefit)	(5,859)	(1,364)	(4,472)	(1,780)
Goodwill, intangible and other long-lived asset impairment	723	206,827	107,945	679,019
Non-cash share-based compensation	3,014	1,785	13,158	15,893
Interest rate derivatives (1)	21,253	801	(5,612)	(85,265)
Acquisition-related costs (2)	-	30	466	99
Integration costs (3)	579	1,300	2,310	17,793
Legal costs and settlements associated with acquisition matters (4)	47	697	(4,749)	4,082
COVID-related costs, net of reimbursement (5)	-	-	-	5,087
Restructuring (6)	2,318	4,626	8,051	6,775
Other legal matters (7)	96	12,240	(4,904)	12,240
Other system transition costs, professional fees and other (8)	(671)	2,291	(5,176)	9,059
Total adjustments	21,500	229,233	107,017	663,002
Adjusted pre-tax net (loss) income	(4,236)	(8,546)	(27,507)	968
Income tax benefit (expense) on adjusted pre-tax (loss) income (9)	1,059	2,137	6,877	(242)
Adjusted net (loss) income	$(3,177)	$(6,409)	$(20,630)	$726
Weighted average shares outstanding, diluted	190,928	186,166	189,956	185,553
Adjusted net (loss) income per diluted share (10)	$(0.02)	$(0.03)	$(0.11)	$-

The following footnotes are applicable to tables above that reconcile (i) net (loss) income to EBITDA and Adjusted EBITDA and (ii) net (loss) income to adjusted net (loss) income.

1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other income.
2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.4 million and $1.5 million for the three-month period and fiscal year ended December 30, 2023, respectively, and $0.5 million and $2.8 million for the three-month period and fiscal year ended December 31, 2022, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $0.2 million and $0.8 million for the three-month period and fiscal year ended December 30, 2023, respectively, and $0.8 million and $15.0 million for the three-month period and fiscal year ended December 31, 2022, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of $0.3 million for the fiscal year ended December 30, 2023, and $0.7 million and $3.8 million for the three-month period and fiscal year ended December 31, 2022, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction, no such costs were incurred during the three-month period ending December 30, 2023 and (ii) release of reserve of $(3.6) million during the fiscal year ended December 30, 2023, related to the settlement of a legal matter resulting from a 2020 acquisition.
5)
Represents costs incurred as a result of the COVID-19 environment, primarily including, but not limited to, (i) relief, vaccine, and hero pay provided to our caregivers; staffing and retention related incentives to attract and retain caregivers in the midst of the Omicron surge; and other incremental compensation costs; (ii) sick leave for our caregivers required by OSHA's Emergency Temporary Standard, costs required to comply with federal, state and local vaccination mandates and testing requirements, and worker compensation costs for mandated quarantine time; (iii) incremental PPE costs; and (iv) salary, severance and lease termination costs associated with workforce reductions necessitated by COVID-19; net of temporary reimbursement rate increases provided by certain state Medicaid and Medicaid Managed Care programs.
6)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs, in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations.
7)
Represents adjustments to an accrued legal settlement and the related costs and expenses associated with a certain judgment rendered against the Company related to a civil litigation matter in Texas.
8)
Represents (i) costs associated with the implementation of, and transition to, new electronic medical record systems, billing and collection systems, duplicative system costs while such transformational projects are in-process, and other system transition costs of $1.3 million for the fiscal year ended December 30, 2023, and $0.6 million and $6.0 million for the three-month period and fiscal year ended December 31, 2022, respectively, there were no such costs incurred in the three-month period ended December 30, 2023, (ii) professional fees associated with preparation for Sarbanes-Oxley compliance of $1.7 million and $3.2 million for the three-month period and fiscal year ended December 31, 2022, respectively; there were no such expenses recorded during the three-month-period and fiscal year ended December 30, 2023 (iii) a $(5.1) million non-cash gain on the acquisition of certain business licenses and other net assets in the fiscal year ended December 30, 2023, and $(0.2) million of net gains on disposal of businesses during the fiscal year ended December 31, 2022; there were no such gains or losses recorded in any other periods, and (iv) other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.6) million and $(1.4) million for the three-month period and fiscal year ended December 30, 2023, respectively, and $0.0 million and $0.1 million for the three-month period and fiscal year ended December 31, 2022, respectively.
9)
Derived utilizing a combined statutory rate of 25% for the for the three-month periods and fiscal years ended December 30, 2023, and December 31, 2022, respectively, and applied to the respective adjusted pre-tax (loss) income.
10)
Adjustments used to reconcile net (loss) income per diluted share on a GAAP basis to adjusted net (loss) income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net (loss) income to adjusted net (loss) income divided by the weighted-average diluted shares outstanding during the period.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Revenue	$-	$139	$-	$139
Cost of revenue, excluding depreciation and amortization	88	13,460	(4,424)	19,310
Branch and regional administrative expenses	667	1,884	6,796	9,395
Corporate expenses	4,760	7,227	15,388	42,343
Goodwill impairment	-	205,139	105,136	675,346
Acquisition-related costs	-	30	466	99
Other operating (income) expense	(146)	1,698	(8,882)	3,652
Other income	21,990	1,020	(2,991)	(85,502)
Total adjustments	$27,359	$230,597	$111,489	$664,782

The following table reconciles the net increase (decrease) in cash and cash equivalents to free cash flow:

For the fiscal year ended
(dollars in thousands)	December 30, 2023
Net cash provided by operations	22,672
Purchases of property and equipment, and software	(6,116)
Principal payments of term loans	(9,200)
Principal payments of notes payable and financing lease obligations	(10,483)
Settlements with swap counterparties	15,632
Free cash flow	$12,505